FORM 3
      U.S. SECURITIES AND EXCHANGE COMMISSION       _____________________
              WASHINGTON, D.C.  20549              |    OMB APPROVAL     |
               INITIAL STATEMENT OF                |_____________________|
        BENEFICIAL OWNERSHIP OF SECURITIES         |OMB NUMBER: 3235-0104|
                                                   |EXPIRES:             |
                                                   | SEPTEMBER 30, 1998  |
    Filed pursuant to Section 16(a) of the         |ESTIMATED AVERAGE    |
      Securities Exchange Act of 1934,             |BURDEN HOURS         |
     Section 17(a) of the Public Utility           |PER RESPONSE 0.5     |
       Holding Company Act of 1935                 |_____________________|
      or Section 30(f) of the Investment
           Company Act of 1940
   ____________________________________________________________________________
   1. Name and Address of Reporting Person
     Aronson                     Per-Olof
   ____________________________________________________________________________
     (Last)                      (First)                    (Middle)
     c/o Autoliv, Inc.     World Trade Center, Klarabergsviadukten 70
   ____________________________________________________________________________
                                (Street)
     S-107 24 Stockholm          Sweden
   ____________________________________________________________________________
     (City)                      (State)                      (Zip)

   ____________________________________________________________________________
   2. Date of Event Requiring Statement (Month/Day/Year)

     May 1, 1997
   ____________________________________________________________________________
   3. IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON (VOLUNTARY)

   ____________________________________________________________________________
   4. Issuer Name and Ticker or Trading Symbol

    Autoliv, Inc.     Trading Symbol - ALV
   ____________________________________________________________________________
   5. RELATIONSHIP OF REPORTING PERSON(S) TO ISSUER (CHECK ALL APPLICABLE)
    (X ) DIRECTOR
    (  ) 10% OWNER
    (  ) OFFICER (GIVE TITLE BELOW)
    (  ) OTHER (SPECIFY TITLE BELOW)
    _____________________________________
   ____________________________________________________________________________
   6. IF AMENDMENT, DATE OF ORIGINAL (MONTH/DAY/YEAR)

   ____________________________________________________________________________
   7. INDIVIDUAL OR JOINT/GROUP FILING (CHECK APPLICABLE LINE)
  X FORM FILED BY ONE REPORTING PERSON
 ___FORM FILED BY MORE THAN ONE REPORTING PERSON

   ============================================================================
   TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
   ____________________________________________________________________________
   |1. TITLE OF SECURITY|2. AMOUNT OF   |3. OWNERSHIP  |4. NATURE OF INDIRECT  |
   |   (INSTR. 4)       |   SECURITIES  |   FORM DIRECT|   BENEFICIAL OWNERSHIP|
   |                    |   BENEFICIALLY|   DIRECT (D) |   (INSTR. 5)          |
   |                    |   OWNED       |   OR INDIRECT|                       |
   |                    |   (INSTR. 4)  |   (I) (INSTR.|                       |
   |                    |               |   5)         |                       |
   |____________________|_______________|______________|_______________________|

   Common Stock, par         4,000           D
   value $1.00 per
   share



   ============================================================================
   TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
     (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
   ____________________________________________________________________________
   1. Title of Derivative Security (Instr. 4)

   ____________________________________________________________________________
   2. Date Exercisable and Expiration Date (Month/Day/Year)
    ________________________                  _________________________
       Date Exercisable                          Expiration Date
   ____________________________________________________________________________
   3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)
    ________________________________     _______________________________
              Title                         Amount of Number of Shares
   ____________________________________________________________________________
   4. Conversion or Exercise Price of Derivative Security

   ____________________________________________________________________________
   5. Ownership Form of Derivative Security: Direct(D) or Indirect(I)(Instr. 5)

   ____________________________________________________________________________
   6. Nature of Indirect Beneficial Ownership (Instr. 5)


   ============================================================================

 EXPLANATION OF RESPONSES:


       /s/ PER-OLOF ARONSON                        May 12, 1997
 _________________________________               __________________
 **  SIGNATURE OF REPORTING PERSON                     DATE

   _____________________________

 ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS.
     SEE 18 U.S.C. 1001 AND 15 U.S.C. 78FF(A).

   =============================================================================